                   AS FILED WITH THE SECURITIES AND EXCHANGE
                        COMMISSION ON December 22, 1999
                           REGISTRATION NO.333-93525

                   ------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         -----------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                                ArchivalCD Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                     83-0324656
(STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                   100 North Sixth #212 Crockett, Texas 75835
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (936) 545-9515
              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                  --------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

Calculation of Registration Fee

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHERE THE OFFER OR SALE IS NOT PERMITTED.

The securities are being offered as a Best Efforts underwriting and is self underwritten. Corporate Vision, Inc is a Selling Shareholder and will be selling 500,000 shares.

SUBJECT TO COMPLETION, DATED December 22, 1999

                                EXPLANATORY NOTE

Due to the extent of changes to the registration statement on Form SB-2, this amendment is being filed without EDGAR redlining.

PROSPECTUS                          [LOGO]


                                ArchivalCD, Inc.

                                   3,700,000
                                 Common Shares

This is an initial public offering of 3,700,000 shares of common stock, of ArchivalCD, Inc.

There is currently no public market for the common stock. ArchivalCD, Inc. anticipates that the initial public offering price per share will be $2.00. It is anticipated that the common stock will be listed on the Over the Counter markets under the symbol AHCD.

This prospectus also relates to the sale of shares of common stock held by certain selling stockholders identified in this prospectus. Such shares may not be sold for a period of nine months from the effective date of this prospectus without the prior written consent of ArchivalCD Inc. ArchivalCD Inc. will not receive any proceeds from the sale of such shares.

Investing in the common stock and warrants involves certain risks. You should purchase these securities only if you can afford a complete loss.


                                  Per Share        Total
                                 ------------   ------------

Public Offering Price            $       2.00   $  7,400,000
Underwriting Discounts
and Commissions                  $        .30   $  1,119,316
Proceeds to the Company          $       1.70   $  5,430,684
Proceeds to Selling
Stockholders                     $       1.20   $    850,000

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Common Stock

Over the Counter Bulletin Board

TITLE OF EACH CLASS ON WHICH TO BE SO REGISTERED

Then nature of each class to be sold is common.

NATURE OF EACH EXCHANGE EACH CLASS IS TO BE REGISTERED

The nature of exchange will be OTC: Bullitin Board.

                               TABLE OF CONTENTS



Prospectus Summary....................5
Risk Factors..........................6
Use of Proceeds.......................9
Dilution.............................10
Management's Discussion and
Analysis of Financial Condition
and Results of Operations............11
Business.............................18
Management...........................22
Selling Stockholders.................24
Description of Capital Stock.........25
Legal Matters........................29
Index to Financial Statements.......F-1

Part I

Certain Forward-Looking Information

Certain statements included in this report, which are not historical facts, are forward looking statements, including the information provided with respect to future business opportunities, expected financing sources and related matters. These forward looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates," "intends," "believes," "estimates" and similar expressions are intended to identify such forward looking statements. Since this information is based on current expectations that involve risks and uncertainties, actual results could differ materially from those expressed in the forward-looking statements.

                               PROSPECTUS SUMMARY

You should read the entire Prospectus, including the "Risk Factors" section and the Financial Statements and the notes to the Financial Statements, carefully. The terms the "Company" and "ArchivalCD Inc." refers to our predecessor and us.

Unless stated otherwise, all information in this Prospectus (i) assumes an initial public offering price of $2.00 per share.

The Company

ArchivalCD Inc., (ArchivalCD or the "Company") is a developmental stage manufacturer, organized in November 1998, as a Delaware Corporation. The Company has no products or services for sale at this time and has not generated any production or revenues.

ArchivalCD Inc. will initiate production as a designer of Genealogical and Business Archive Records digitized information and storage libraries. The company develops, manufactures and digitizes microfilm documents of historical value and places, them on a Compact Disk ("CD's"). The company founders have five years of development, planning, programming, and analysis in this specialized field of operations. The company plans on entering both the microfilm sales portion of the market and the more expansive microfilm imagebase on CD portion of the market. Doing both supports the furthering of genealogical education and the corresponding historical and educational programs which increases business potential.

The company incorporated as a Delaware corporation in November 1998. Our address is 100 North Sixth Street Suite 212, Crockett, TX 75835, and our telephone number is (936) 545 9515. Our Web site can be accessed at www.ArchivalCD.com. Information contained on our Web site is not part of this Prospectus.

                                  THE OFFERING


Securities Offered.............    3,700,000 shares of Common Stock (the
                                   "Common Stock")

Common Stock Outstanding
Before the Offering(1)(2)......    18,305,726 shares

Common Stock Outstanding
After the Offering(1)..........    22,005,726
shares

Use of Proceeds................    Product development, sales and marketing,
                                   facilities and other capital expenditures,
                                   expansion of internal operations and working
                                   capital and general corporate purposes.

Proposed trading Symbols.......    Common Stock AHCD



                                  RISK FACTORS

This Prospectus contains forward-looking statements that involve risks and uncertainties. Such statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors described below and other cautionary statements in this Prospectus. The risk factors described below and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Limited Operating History; Accumulated Deficit; Anticipated Future Losses; We have incurred significant losses since inception and we expect to continue to incur substantial operating losses for the foreseeable future. We must, among other things, establish widespread market acceptance of our existing products, successfully develop and deliver new products and services, respond quickly and effectively to competitive, market and technological developments, expand sales and marketing operations, broaden customer support capabilities, control expenses and continue to attract and retain qualified personnel. We may not become profitable in the future.

Unpredictability of Future Revenues; Potential Fluctuation in Quarterly Operating Results. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:

- demand for products and services;

- market acceptance of our new products and services;

- price reductions or changes in pricing;

- mix of products and services;

- mix of distribution channels;

- mix of international and North American revenues;

- costs of litigation and intellectual property protection;

- competitive factors;

- growth in the use of the Internet;

- technical difficulties with respect to the use of our products; and

- general economic conditions and economic conditions specifically related to the Internet.

We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that you should not rely upon period-to-period comparisons as indications of future performance.

Product Development; Rapid Technological Change. The markets for our products are characterized by evolving industry standards, changing technologies and frequent new product introductions and enhancements. Our future success will depend in part on our ability to enhance our existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards. We may not successfully complete the development or introduction of products on a timely basis, if at all. In addition, our current or future products may not achieve market acceptance. Products or technologies developed by others may render our products or technologies noncompetitive or obsolete. Any failure by us to anticipate or respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of our products and would have a material adverse effect on our business.

We also rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. In the future, such third-party technology licenses may not be available to us on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on our business, financial condition and results of operations.

We attempt to avoid infringing upon known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.

Dependence on Key Personnel. We are dependent on the continued employment and performance of our executive officers and key employees, particularly Dr. Daniel
J. Hay, Chief Executive Officer (and President, upon completion of this offering). We have entered into employment agreements with Dr. Daniel J. Hay, which will commence, on the closing of this offering. We do not maintain any key man life insurance but it will be added in the future. The loss of the services of any of our executive officers or key employees could have a material adverse effect on our business.

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the Securities offered hereby, after deduction of underwriting discounts and other estimated expenses relating to the offering, are estimated to be approximately $5,430,684 intends to use the net proceeds as follows:


                                                                  Net Proceeds  Percent of Total

Facilities and other capital expenditures.....................     $3,100,000       58.0%

Working capital and general corporate.........................     $1,047,684       19.0%

Product development expenses..................................     $  500,000        9.0%

Sales and marketing expenditures..............................     $  400,000        7.0%

Expansion of internal operations..............................     $  350,000        6.0%

Repayment of certain indebtedness.............................     $   33,000        1.0%

Total.........................................................     $5,430,684      100.0%


The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above. The amount and timing of expenditures will vary depending upon a number of factors, including progress of the Company's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. The Company also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisition or investment.

The Company currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this Prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy the Company's requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to satisfy the Company's requirements. There can be no assurance that such funds will be available on favorable terms, or at all.

                                    Part II

                                    DILUTION

As of December 31, 1999 the net tangible book value of the Company was $307,052 or approximately $0.017 per share of Common stock. The net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding.

Common Stock offered hereby (after deducting underwriting and commissions and estimated offering expenses payable by the company), net tangible book value of the Company at December 31, 1999 would have been $5,737,736, or approximately $0.299 per share of Common stock. This represents an immediate increase in the tangible book value of $0.244 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $ 1.756 per share of Common Stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common Stock $ 2.00

Pro forma net tangible book value prior to the offering $ 0.017

Increase per share attributable to the offering $ 0.299

Pro forma, as adjusted, net tangible book value per share after the offering $ 0.244

Dilution per share to new investors $ 1.756

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLANS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

ArchivalCD Inc.purchased all the assets of ArchivalCD L.L.C., a Utah limited liability company that was formed in 1995. The assets of ArchivalCD, L.L.C. were purchased in exchange for common shares of ArchivalCD, Inc.

The Company believes that its success depends largely on building superior technology and quality into its products, extending its technological lead on the competition and developing brand recognition early in a product's life cycle. Accordingly, the Company expects to continue spending heavily on these activities in the near future. Despite these heavy investments in marketing and product development, the historical growth in software sales, rentals and license fees may not be sustainable in the future. In light of the Company's limited operating history and rapid improvements in technology and marketing of its products, the Company believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

The Company has incurred significant net losses and negative cash flows from operations since inception, and as of December 31, 1999, had an accumulated deficit of $116,704. The Company intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, the Company believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

Results of Operations

Operating Costs and Expenses

Selling, General and Administrative Expense. Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization.

Common Shares issued for:                     Number:       Dollar Value


Cash                                           45,449         $   56,479
Services Rendered                           3,762,010         $  312,015
In lieu of Interest Pymnt                         100         $      149
To Acquire Assets                          14,498,167         $  355,112

Total Common Shares Issued:                18,305,726

Research and Development Expenses.

Research and development expenses consist primarily of expenditures related to technology and software development expenses. These costs are estimated to be 10% of the completed product cost.

Net Operating Loss Carryforwards. At December 31, 1999, the Company had available net operating loss carryforwards of approximately $116,704 to offset future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal carryforwards expire beginning in the year 2018. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict the Company's use of the net operating loss carryforwards for federal and state income tax purposes.

Liquidity and Capital Resources

The Company's capital requirements depend on numerous factors, including market acceptance of the Company's products and services, the amount of resources the Company devotes to investments in its products, the resources the Company devotes to marketing and selling its services and its brand promotions and other factors. The Company has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in the Company's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, the Company will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. The Company currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

If the net proceeds of the offering, together with the Company's internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. The Company currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all.

Recently Issued Accounting Standards

Effective January 1, 1999, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

Effective January 1, 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

Effective January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-9, "Software Revenue Recognition" ("SOP 98-9"). SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 98-9 did not have an effect on the Company's financial position or results of operations.

Sources of Supply

The Company deals in the exchange of information and has made arrangements to purchase microform records from various entities of the United States, Foreign Governments and private sources. The company scans the documents into digital form and stores on various types of digital storage mechanisms, each of which is commercially available.

The company has developed several sources, to supply the continued materials and equipment needed to digitalize, produce and market its products.

Marketing and Sales

Management feels and marketing research shows that within the genealogy market there is little marketing strategy because of the narrow vertical structure of the market. All entities in the general market advertise in the same media journals, all go to regional or national genealogy conferences, and have a presence on the Internet. There are a number of advertising avenues overlooked by most competitor entities in the market. Although well known, ArchivalCD considers these marketing avenues proprietary knowledge ti be exploited.

Our marketing strategy has already been successfully accomplished during test marketing by ArchivalCD and will be continued in future marketing endeavors. Previously, and currently, none of the potential film-based competitors have professional marketing personnel on staff. Dr. Hay had special emphasis on marketing in his MBA, has had many years to work with marketing, and is able to combine both knowledge and experience with an understanding of the market and its advertisement channels. ArchivalCD will augment its management team with a marketing specialist who has the capability of developing both print and web marketing materials. ArchivalCD pioneered marketing to the genealogy market on the Internet. ArchivalCD was the first to provide an ordering site on the web with full catalog available there or on CD. Through the development of the Golden Web Award it helped to direct the increase in quality of both personal genealogy web pages and commercial web pages.

ArchivalCD supported the first true Internet Genealogy Journal and management has often provided training workshops and seminars on the use of the Internet for expansion of genealogy research. Being present when needed is an important key to being a successful company for this market.

ArchivalCD staff is known in the field through contributions of expertise; through production of articles, columns and books relating to the field, and through participation in seminars, workshops, and conferences at national and state levels. Some of the special efforts ArchivalCD will extend include cultivating the product reviewers for genealogy columns in local newspapers, providing scholarships to each annual genealogy institute (five of them presently), and making the company available to help thousands of smaller genealogy organizations to produce their annual programs by supplying material, speakers, and advertisement. Presently other market entities make little extra effort in reaching the market - ArchivalCD will lead the way in this respect by using market awareness to reiterate ArchivalCD's efforts. Early efforts by the company have proven very fruitful as shares of the marketing budget. Marketing research shows few competitive marketing entities are involved with the local level of the market. By sponsoring conferences at minimum cost, by providing registration services and manpower, the company will garner additional market exposure. Extraction software tools, and assistance in publication, will be offered to any society or library with a database that needs to be developed, again at little or no cost. Management feels this marketing program merged with a firm understanding of the market means ArchivalCD can execute local level marketing of its product, through previously proven marketing strategies.

Market Analysis

ArchivalCD's market for CD using customers is comprised of a minimal two million researching genealogists. As of June 1997, 67% were computer compatible with ArchivalCD product (and more are becoming so each day). That equates to 1,340,000 persons. They are augmented by more than seventeen million more individuals who have not previously known of the possibility of research with an ArchivalCD product. The company will be more than successful with a small portion of the 1,340,000 individual market. A 1997 report by American Demographics magazine reports 40% of Americans are interested in genealogy and about 100 million are attempting to trace their family history. A 1997 Wall Street Journal article indicated that a competing firm, Banner Blue, sold more than 600,000 copies of one genealogical CD title -- at worst case this would be the minimal market for ArchivalCD.

The film market is viewed either as a portion of the more than eighteen million researching genealogists who have to have access to microfilm, or a percentage of the known 60,000 film reader owners. The company prefers to count the 60,000 as the base film using market and projects capturing a regular customer usage of 3,000 to 6,000 users per year of multiple title purchases. Projections indicate the market trend will expand, with the addition of over 10,000 people in the United States turning age 50 per day. Surveys show 1% of this population express an interest in genealogy. Further research shows 67% of that 1% is computer compatible with ArchivalCD product. Using these projections, figures show up to 2,000 new users per month could be included into the genealogy market sector. Additional research reveals the average age of active computer using genealogists is now age 52. For the next twenty years the genealogy research field should continue its rapid growth, if it continues the growth trend of the past 20 years. Management feels most important is that fact that many of the potential new customers are already computer literate and have compatible computer systems, some estimates are approaching 95% of the targeted user segment.

Supporting evidence shows, that in 1998 the Senate Committee on Aging was informed that there are 7.8 million Internet users aged 55 or older. 42% of them have purchased product via the Internet. This is further proof of the vast size of the potential market as this age group is the strongest in the genealogical market. In general, an Internet capable computer system is compatible with ArchivalCD product.

Employees

At December 31, 1999 the Company selected for potential employment five specialized technicians and senior managers, including the founder of ArchivalCD Inc, Dr. Daniel J. Hay. Dr. Hay is the Director of Operations and the President of ArchivalCD Inc.

The team has had experience in management of staff in similar working environments. ArchivalCD has drawn upon both experience and dedication in forming the management team. The team has experience in understanding the genealogy market with exposure to the needs and wants of the individual researcher, has worked with a major film retailer in the market, and is dedicated to the success of ArchivalCD.

The Company is not a party to any collective bargaining agreement. The Company considers its relations with its employees to be satisfactory and has not experienced any interruption of operation due to labor disagreements with its employees.

Trade names and Trademarks

The Company does not hold United States Registered trademarks for some of its various brand names, but uses various unregistered trade names, trademarks and service marks. With the introduction of new products, the company anticipates continuing to adopt additional unregistered names and marks.

                          ORDERS AND PROJECTED ORDERS

As part of its program to provide customers with just-in-time information service management and year-round availability of products, via conventional and internet accessibility, the Company has implemented measures to maintain year-round in-stock information inventory and delivery systems of many of its products at its facility. The Company historically has not experienced excess inventory buildup nor has it been forced to sell substantial amounts of inventory below cost. The Company believes that it will be able to control excessive demand buildup, because a substantial portion of its initial public offering have been allocated to servicing, products and information pre-ordered by customers prior to manufacture.

Environmental Regulation

The Company's manufacturing operations does not routinely involve the use of certain materials that are classified as hazardous.

Need for Governmental Approval

The sale of ArchivalCD Inc. genealogical information products does not require any governmental approval. However, some production may involve businesses or governmental projects which require some type of approval for that specific project.

Seasonality

The Company does not expect to be subject to seasonality of its products, due to the make up of its industry, customer base or the usage of internet systems.

Description of Property Facilities

The Company currently leases office space. Production facilities will require extensive humidity control, computer power systems and special inventory storage. Administrative offices will be moved to the new production and inventory facility upon completion of funding.

                                    BUSINESS

Overview

ArchivalCD is a company dedicated to producing microfilm images on CD, to furthering genealogical education, and to supporting historical and educational programs. Continuous development of services, reproduction of historical data, expansion to include other potential markets, and creation of value for the company and its investors are prime goals of the company.

In supporting this mission the company plans on entering both the microfilm sales portion of the market and the more expansive microfilm imagebase on CD portion of the market. Doing both supports the furthering of genealogical education and the corresponding historical and education programs. Present status of the genealogy microfilm market indicates that ArchivalCD's entry into film resale will allow a superior reproduction and state of the art customer service to capture as much as one third of the genealogy microfilm sales market.

ArchivalCD Inc. Plans to produce specific microfilm titles on CD for the genealogical, historical, and educational markets. The products are to be sold primarily to a membership clientele from direct marketing, Internet marketing, journal advertising, and personal contact at national and regional conferences in much the same manner as the comparative microfilm rental/sales market currently operates. Having acquired the initial film inventory the company will also be in a position to supply diazo copies of microfilm to the portion of the market that needs or prefers microfilm. This portion of the company will be marketed as ArchivalFILM. Additional potential secondary markets are even larger markets and are already being served by various competitors. These potential markets are not currently addressed in the company business plan but are considered an important aspect of expansion. Such markets consist of business back file conversion, library archive collections, institutional archives, and government office record retention.

The company has undergone five years of development, research, and analysis, one year of actual market testing production and theory in practice and sits upon a market demanding a product for the use of over one million individual researchers needing seven to twenty new titles per year, per individual researcher. This is a strong niche market that was first identified and created by ArchivalCD's test marketing. Initial test marketing steered clear of microfilm sales as it was necessary to obtain film from the leaders in that market. Analysis of the research market supports simultaneous entry into the CD and Film markets. Having the complete collection of the National Archives related microfilm available for resale will allow the company immediate access to a larger customer-base and easier marketing to the many library collections worldwide.

As a niche market, microfilm imaging on CD is generating a great deal of interest within a market that is typically served by companies not able, or willing, to make the expenditures needed to profitably service it. As an example consider that ArchivalCD's decision to also market film copies is based upon the newer film duplicators that are automatic duplicators providing image enhancement -- while none of the major film entities are upgrading to the newer equipment. The major players in the film portion of the market are still using older manual calibration duplicators with the inherent higher cost in materials and manpower. Much of ArchivalCD marketing and ordering is enhanced by the ArchivalCD web pages. With IBM, Microsoft, Netscape, Intel, and AT&T announcements supporting business activity on the Internet it is expected that continual upgrades to software will allow additional security for order processing and continued interest in companies with a successful presence on the Internet.

Industry Background

The Bureau of Labor Statistics indicates that there were 16 million workers aged 55 or older in the United States. American Demographics magazine indicated that more than 40 percent of Americans were interested in genealogy and about 100 million were attempting to trace their family history. ArchivalCD's own studies indicate only 18 million researchers (with 2,000,000 active) but will effectively address either volume of researchers and provide a strong ROI with an early exit plan or positive debt service. SeniorNet claims that 47% of seniors are now using the Internet and buying from websites. For ArchivalCD these figures just confirm the potential market, the current active market, and the fact that the target market is becoming increasingly aware of digital data. It is a market that consists of more than 18 million individuals, 4,000 Genealogy Societies, 6,000 Library Collections, two certification organizations, five national organizations (NGS, FGS, APG, GSG, GCG), and is populated by the largest market group in history - "baby boomers".

The company has created this market, itself, and by the overpowering demand of the individuals within the market striving to acquire the materials they need in their own research goals. Unlike a typical publisher of data, ArchivalCD proposes to service the market not by creating a product to sell to a potential buyer, but rather, by creating product only as it is needed and purchased by the individual researcher. Unexploited processes and proprietary software make ArchivalCD product/service desirable. Product is pre- sold, pre-paid, and provided to the customer as a custom product each and every time it is needed.

It has been proven that researching genealogists desire to have access to the film, or in ArchivalCD's case, the image of the film and that every, assumption and relationship must be documented and proper citations of sources provided. An index does not prove any data even if correct. The data must be documented with primary source documents; and, microfilm is often the only source of that original data. In most instances the microfilm image is now considered the original document since the paper forms have often been destroyed. A digital image of the film is conceptually and legally an original. Genealogists, historians, and educators need and want access to these original documents and ArchivalCD has created a means to fill that demand. They want this access to such a degree that they are willing to pay for an annual membership fee as well as purchase or rental fees.

The company is also aware of the impact the Internet currently has and will continue to have on business activities worldwide. ArchivalCD, Inc. has already developed a number of Internet projects and currently owns more than forty domain names both for marketing tools and for expansion programs.

Strategy

The Company's objective is to be the leading Archival and Genealogical information publishing and technology company, providing software and services that enable the delivery of a broad range of genealogical content over the Internet and intranets. To achieve this objective, the Company's strategy includes the following key elements: additional features and functions like the synchronized deployment of additional data types, enhanced desktop, and Web-based digitalized files. As part of this strategy, the Company has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its archival recording and information solutions.

Build Brand Recognition and Strengthen Sales and Marketing Efforts.

The Company believes that its technology leadership, market position and brand name are significant assets that the Company can leverage to maintain and increase its market share and diversify its revenue base. The Company intends to capitalize on the growth in demand for genealogy and archiving software by continuing to develop, market and support industry-leading products and services. The Company believes that the introduction of such products and services will expand the Company's user base and build greater brand recognition. The Company also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.

Enhance and Expand Internal Operations. The Company intends to invest substantially in operations and systems in anticipation of future growth. This effort includes improving its management information systems, opening sales offices in multiple locations, integrating sales activities, investing in customer service, expanding its public relations, advertising, and trade show activities, and developing on-line training and support programs which will help support an outside network of resellers and distributors.

Expand Internationally. The Company intends to expand its international customer base over the next several years by hiring additional employees, developing international distribution and sales networks, enhancing its software products by adding localized versions and multi-language support and increasing its expenditures for marketing.

Sales, Marketing and Distribution

Sales. The Company has focused and will continue to focus its sales and marketing efforts on the public, commercial and genealogical research groups, along with the digitization of corporate and governmental records. Markets for the next several years. Once the Company has firmly established itself in these markets, the Company plans to expand into other vertical business markets and consumer markets. The Company markets its products and services through a direct sales force and through Internet sales.

Marketing. The Company participates in trade shows, conferences and seminars, provides product information through the Company's Web site, and promotes the Company and its products to industry analysts and the media. The Company's marketing programs are aimed at informing potential partners and prospects about the capabilities and benefits of the Company's products and services, increasing brand name awareness, and stimulating demand across all market segments. The Company currently plans to increase its marketing staff to two employees following the offering.

                                   MANAGEMENT

Executive Officers and Directors of the Company

The directors and executive officers of the Company are:


   Name                 Age      Position

Dr. Daniel Hay           42      President, CEO and
                                 Chairman of the Board of Directors

William Hale             67      Director Corporate Vision Inc. Representative

(1) William Hale is a director of Corporate Vision Inc. (OTC Bulletin Board:
CVIA). Corporate Vision Inc. retains 20% ownership of ArchivalCD Inc.

Officers

ArchivalCD, Inc. is expected to hold its annual shareholder meeting during the first or second fiscal quarter of the year 2000, with the expressed consideration that three additional board members are to be appointed or approved by the shareholders of ArchivalCD Inc.

Daniel J. Hay, 42 (BA, MBA, DD) {President}: As a professional genealogist, lecturer and author Hay joined Advanced Resources, Inc. (1995 as President for development of large scale databases. In 1996 Hay became President and Managing Partner of ArchivalCD, LLC. Primary responsibilities included market development and product enhancement. In 1998 by Hay became CEO/ President of ArchivalCD, Inc.

Upon the completion of the IPO Mr. Sirotka, age 54, will assume the office of Chief Financial Officer/Treasurer. Mr. Sirotka has served as COO/CFO of Aquaculture Technologies, Inc. since 1997. Previously, Sirotka was President and CFO for The Regina Companies.


Brenda Saul, 39 (Vice President & Secretary)
(BA American History): Saul served as Subscription/Renewals manager with American Genealogical Lending Library, Inc. prior to joining Advanced Resources Inc in 1996 as office manager and became Office Manager upon the creation of ArchivalCD LLC. Ms. Saul became Vice President of Archival CD, Inc. in 1998 with responsibility for Human Resources and Office Management.

Management Team Limitations

There are three important limitations in the Management Team for ArchivalCD. As such, they are being addressed once the Initial Public Offering of the Company's stock has been completed.

The present team, though strong in relation to the niche market and the processes of ArchivalCD production, is weak in financial acumen. To strengthen the management team a CFO has been added.

The Marketing Director position has been filled by Daniel J. Hay, although Marketing Director is an unique position that is to be filled as soon as feasible, when the right combination of person and qualifications is found. A number of applicants are awaiting a final decision of the company.

The network specialist, programmer, and computer specialist is a unique position. CIS MIS Computer Department Manager, this person and staff will be needed to maintain three networks, maintain all computer systems in production. Several persons have been identified for this position already. Final decision will depend upon who is available at closing of funding from among the current applicants.

Directors of the Company are elected to serve until the next annual meeting of shareholders or until there respective successors are elected and qualified. The Company does not pay direct remuneration for services to any of its directors. All officers serve at the discretion of the Board of Directors subject to the terms of their employment agreements.

ITEM 6 Executive Compensation

No employee or officer's salary exceeds $100,000 annually at the time of this filing.

Daniel J. Hay, CEO/President received a total of $24,000 in compensation for 1999.

Stock Option Plan

The Board of Directors may from time to time amend or may terminate the Plan without action by the Company's shareholders, but no such amendment may increase the number of shares of Common Stock that may be issued under the Plan without the consent of the Company's shareholders or impair the rights of holders of outstanding options without the consent of such holders. To date no stock options are outstanding under the plan.

The Company has no pension or profit sharing plan or other contingent forms of remuneration, but does expect to select a pension plan during the first year of operation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth at December 31, 1999, the name of each person and entity known by the Company to own beneficially more than 5% of the shares of Common Stock of the Company and the number of shares owned by each such person and by each officer and director and all officers and directors as a group, together with the respective percentage holdings of such shares.


Percent of                                              Shares
Shares                    Name and                   Beneficially
Owned                      Address                       Owned

79%                    Dr. Daniel Hay                  14,435,000
                       100 North Sixth, #212
                       Crockett, Texas 75835

20%                    Corporate Vision Inc.(1)         3,625,000
                       6130 South Memorial Drive
                       Tulsa, OK 74133

(1) A 20% ownership position of the company was granted to Corporate Vision, Inc. (NASD OTC:BB CVIA) for monetary seed funding considerations, underwriting and consulting services rendered. In April 1999, Corporate Vision Inc. distributed approximately 1% or 71,494 ArchivalCD Inc common shares to CVIA shareholders of record. Creating a shareholder base for ArchivalCD Inc. exceeding one thousand private investors.

                              SELLING STOCKHOLDERS

The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company, for the account of the Selling Stockholders, of an aggregate of 500,000 shares of Common Stock. The Selling Stockholder is Corporate Vision, Inc. Corporate Vision has a representative on the Board of Directors of AHCD.

The sale of the Selling Stockholders Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling

Stockholders Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Selling Stockholders Shares directly to purchasers, through broker- dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Stockholders Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of any shares of Common Stock by the Selling Stockholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

                              CERTAIN TRANSACTIONS


                          DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of (i) 25,000,000 shares of Common Stock, par value $.01 per share and (iii) 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). 18,305,726 shares of Common Stock and no shares of Preferred Stock are currently outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of Common Stock is prohibited. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of any preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable, and all of the shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

Vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Under the Delaware General Corporation Law ("DGCL"), stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. If stockholders action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding vote stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

Indemnification

The Amended and Restated Certificate of Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons:
(i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

The Company will purchase and maintain Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Certain provisions of the Company's Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without stockholder approval and provide that special meetings of stockholders of the Company may be called only by the President of the Company, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

Section 102(b)(7) of the DGCL allows a Delaware corporation to limit a director's personal liability for monetary damages for breaches of certain fiduciary duties owned to the corporation and its stockholders. The Company's Certificate of Incorporation contains a provision that limits the liability of its directors for monetary damages for any breach of fiduciary duty as a director to the maximum extent permitted by the General Corporation Law. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. The inclusion of this provision in the Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision does not prevent the Company or its stockholder from seeking injunctive relief or other equitable remedies against its directors under applicable state law, although there can be no assurance that such remedies, if sought, would be obtained.

Transfer Agent

Transfer Online Inc. 227 Pine Street Suite 300
Portland, OR 97204
Phone: (503) 227-2950 Fax (503) 227-6874

                               LEGAL PROCEEDINGS

Management knows of no material legal proceeding pending, threatened or contemplated which the Company is or may be a party to or which any of its property is subject.

Changes in and Disagreements With Accountants.

                     None


Recent Sales of Unregistered Securities.

Securities that were not registered under the Securities Act have been issued or sold by the Registrant within the past three years except as follows:

July 9, 1999 Registrant issued 3,750,000 Shares in connection to funding and services rendered by Corporate Vision Inc.

July 9, 1999 Registrant issued 13,750,000 shares to the founders of the Company.

The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated there under, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements. The Registrant will place stop transfer instructions with its transfer agent with respect to all such securities.

                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and other information can be retrieved.

Following the offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                ArchivalCD, INC.
                          (A Development Stage Company)






                                 C O N T E N T S



                                                                  PAGE



Independent Auditor's Report                                       1

Financial Statements

  Balance Sheet                                                    2

  Income Statement                                                 3

  Statement of Stockholders' Equity                                4

  Statement of Cash Flows                                          5

  Notes to Financial Statements                                    6-13

                                ArchivalCD, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS
 CURRENT ASSETS
     Cash                                                             $   1,255
      Receivable from stockholders (Note 4)                               1,000
      Employee advances (Note 4)                                         24,127
                                                                      ---------
 TOTAL CURRENT ASSETS                                                    26,382
                                                                      ---------

 PROPERTY AND EQUIPMENT, NET (NOTE 5)                                   327,952
                                                                      ---------

 OTHER ASSETS
      Deposit (Note 12)                                                   1,000
                                                                      ---------

 TOTAL ASSETS                                                         $ 355,334
                                                                      =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
      Accrued liabilities                                             $  14,282
      Loans from stockholders (Note 11)                                   1,000
      Notes payable to stockholders, current portion (Note 6)            15,000
                                                                      ---------
 TOTAL CURRENT LIABILITIES                                               30,282
                                                                      ---------

 NOTES PAYABLE TO STOCKHOLDERS, NET OF CURRENT PORTION (NOTE 6)          18,000
                                                                      ---------

 STOCKHOLDERS' EQUITY (NOTE 7)
      Cumulative convertible preferred stock, $20 par value,
         1,000,000 shares authorized, no shares outstanding                  --
      Common stock, $0.01 par value; 25,000,000 shares
         authorized; 18,305,726 shares issued and outstanding           183,057
      Additional paid-in capital                                        240,699
      Deficit accumulated during the development stage                 (116,704)
                                                                      ---------
 TOTAL STOCKHOLDERS' EQUITY                                             307,052
                                                                      ---------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 355,334
                                                                      =========

Accompanying notes are an integral part of the financial statements

                                ArchivalCD, INC.
                          (A Development Stage Company)

                                INCOME STATEMENT
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


OPERATING REVENUE                                                   $        --
                                                                    -----------

 GENERAL AND ADMINISTRATIVE EXPENSES                                    115,122
                                                                    -----------

 OTHER EXPENSES
      Interest expense                                                   (1,582)
                                                                    -----------

 NET INCOME (LOSS)                                                  $  (116,704)
                                                                    ===========

 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NOTE 8)                  7,887,771
                                                                    ===========

 NET INCOME (LOSS) PER COMMON SHARE                                 $     (0.01)
                                                                    ===========


                   Accompanying notes are an integral part of
                           the financial statements.

                                ArchivalCD, INC.
                          (A Development Stage Company)

                      STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999



                                                                                                       DEFICIT
                                                                                                     ACCUMULATED
                                                                                        ADDITIONAL   DURING THE
                                                                    COMMON STOCK         PAID-IN     DEVELOPMENT
                                                                SHARES       AMOUNT      CAPITAL        STAGE
                                                              ----------   ----------   ----------    ----------
 BALANCE AT NOVEMBER 12, 1998
     (DATE OF INCEPTION)                                              --   $       --   $       --    $       --

Common stock, par value $0.01
25,000,000 shares authorized:
     Issued for cash                                              45,449          454       56,025
     Issued in exchange for services rendered                  3,762,010       37,620      274,395
     Issued in lieu of interest payment                              100            1          149
     Issued to acquire assets                                 14,498,167      144,982      210,130
     Costs of raising equity                                          --           --     (300,000)
     Net loss for the period                                          --           --           --      (116,704)
                                                              ----------   ----------   ----------    ----------
BALANCE AT DECEMBER 31, 1999                                  18,305,726   $  183,057   $  240,699    $ (116,704)
                                                              ==========   ==========   ==========    ==========





                   Accompanying notes are an integral part of
                           the financial statements.

                                ArchivalCD, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash paid for goods and services                 $(81,384)
      Interest paid                                        (150)
                                                       --------
 NET CASH USED BY OPERATING ACTIVITIES                  (81,534)
                                                       --------

 NET CASH USED BY INVESTING ACTIVITIES:
      Fixed asset purchases                              (7,690)
                                                       --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
      Issuance of common stock                           56,480
      Proceeds from long-term debt                       18,000
      Proceeds from short-term debt                      17,000
      Repayment of short-term debt                       (1,000)
                                                       --------
           NET CASH PROVIDED BY FINANCING ACTIVITIES     90,480
                                                       --------

           NET INCREASE IN CASH                           1,255

 CASH AT BEGINNING OF PERIOD                                 --
                                                       --------

           CASH AT END OF PERIOD                       $  1,255
                                                       ========



                   Accompanying notes are an integral part of
                           the financial statements.

                                ArchivalCD, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999




RECONCILIATION OF NET LOSS TO NET
 CASH USED BY OPERATING ACTIVITIES:
      Net loss                                                          $(116,704)
                                                                        ---------
      Adjustments to reconcile net loss to net cash used by operating activities:
           Depreciation                                                    34,248
           Stock issued in exchange for services                           12,015
           Stock issued in lieu of interest on shareholder loan               150
           Stock issued as compensation (Note )                               602
           Stock compensation accrual (Note )                               2,500
           (Increase) Decrease in deposits                                 (1,000)
           (Increase) Decrease in receivables from shareholders            (1,000)
           (Increase) Decrease in employee receivables                    (24,127)
           Increase (Decrease) in accrued liabilities                      11,782
                                                                        ---------
          Total Adjustments                                                35,170
                                                                        ---------
 NET CASH USED BY OPERATING ACTIVITIES                                  $ (81,534)
                                                                        =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
           Stock issued to acquire fixed assets                         $ 354,510

                                Archivalcd, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 1 -          ORGANIZATION AND DESCRIPTION OF BUSINESS
                           ArchivalCD, Inc. (referred to herein as "Archival" or
                  "the Company") was incorporated in the state of Delaware on November 12, 1998 to provide subscribers with access to web-based genealogical records stored on software developed by the Company. The Company was formed subsequent to the dissolution of ArchivalCD, LLC (referred to herein as "the
                  LLC"), a Utah corporation. The Company's Chief Executive
                  Officer was a partner in the LLC. The Company is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities. The Company has had no significant revenue from product sales.

                           As of December 31, 1999, the Company's accumulated
                  deficit in the development stage was $116,704, which was funded primarily through loans from stockholders and the proceeds from sales of common stock. The Company believes that it will commence its principal operations and begin generating revenues in the fiscal year ending December 31, 2000. Because the Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  METHOD OF ACCOUNTING
                           The accompanying financial statements conform to the
                  standards applicable to development stage companies and are prepared using the accrual basis of accounting in accordance with generally accepted accounting principals, whereby revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

                  FISCAL YEAR END
                           The Company's fiscal year ends on December 31.

                  CASH AND CASH EQUIVALENTS
                           The Company considers all highly liquid assets with
                  maturities of three months or less to be cash equivalents.

                                Archivalcd, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999



NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  PROPERTY AND EQUIPMENT
                           Property and equipment are stated at cost less
                  accumulated depreciation. Depreciation expense is charged to operations using the straight-line method for financial reporting and accelerated methods for income tax purposes over the estimated useful lives of the assets, typically 5 to 10 years. Maintenance, repairs, and minor renovations are charged to expense as incurred.

                  INCOME TAXES
                           The Company has adopted Statement of Financial
                  Accounting Standards No. 109, "Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                  EARNINGS PER COMMON SHARE
                           The Company has adopted the provisions of SFAS No.
                  128, "Earnings per Share", which requires presentation on the face of the income statement of both basic and diluted earnings per share. Basic earnings (loss) per common share is computed by dividing net income (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. In years where the Company recognizes a loss from continuing operations, the assumed exercise of common share equivalents has an antidilutive effect (i.e., it increases net loss per share) and therefore would not be included in the weighted average number of shares used in the calculation of loss per common share.

                                Archivalcd, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999



NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  COMPUTER SOFTWARE COSTS
                           The Company has adopted Statement of Financial
                  Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" under which direct costs and allocated overhead associated with the development of software products are capitalized. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life on the straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

                           The Company has also adopted the provisions of
                  Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", issued by the American Institute of Certified Public Accountants in March 1998. SOP 98-1 provides guidance on when costs incurred for internal-use software are capitalized or expensed and guidance on whether computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and applies to internal use software costs incurred for all projects, including those in progress upon initial application of the SOP.

                  USE OF ESTIMATES
                           The preparation of financial statements in conformity
                  with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                  VALUATION OF NON-EMPLOYEE STOCK-BASED COMPENSATION
                           The Company applies the provisions of SFAS No. 123
                  "Accounting for Stock-Based Compensation", to all issuances of stock to non-employees in exchange for goods and services. Accordingly, such issuances are accounted for based on the fair value of the goods or services received or the fair value of the shares issued, whichever is more reliably measured.

                                Archivalcd, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999




NOTE 3 -         ACQUISITION OF ASSETS
                           On January 18, 1999, the Company purchased equipment
                 valued at $174,370 and certain archived records and software valued at $140,140 from the defunct ArchivalCD, LLC and other companies either owned or controlled by the Company's Chief
                 Executive Officer in exchange for 14,435,000 shares of the Company's common stock. As these assets were under common control of a significant shareholder prior to and after the acquisition, the Company has valued the acquired assets at their historical cost, which is consistent with the provisions of APB Opinion No. 16 and the Securities and Exchange
                 Commission's Staff Accounting Bulletin (SAB) No. 48.

                           Apart from the asset purchase, the Company has agreed
                  to compensate the LLC's stockholders a total of $13,602 for their investment in the LLC in the form of cash and/or the Company's common stock. As of December 31, 1999, 60,167 shares of common stock, valued at par ($602), had been issued to these stockholders, with the remaining $13,000 reflected on the Company's balance sheet as an accrued liability. This additional compensation cost was charged to expense in the current period.

                           On June 23, 1999, the Company purchased certain
                  archived records from an unrelated company valued at $40,000 in exchange for 3,000 shares of the Company's common stock. The valuation of the transaction was based on the fair value of the records received, as determined by the seller and as detailed in the sale agreement.

NOTE 4 -          RECEIVABLES

                  RECEIVABLE FROM STOCKHOLDERS
                           Pursuant to a stock repurchase agreement with a
                  stockholder, disclosed further in Note 12, on August 5, 1999 the Company paid $1,000 to repurchase 667 shares of its common stock. As of December 31, 1999, the shares had not been returned to the Company, resulting in a $1,000 receivable from the stockholder at December 31, 1999.

                                Archivalcd, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999





NOTE 4 -          RECEIVABLES (CONTINUED)

                  EMPLOYEE ADVANCES
                           Since inception, the Company had advanced funds to
                  and paid certain personal expenses for its chief executive officer, which will be deducted from his future wages once the payroll system has been implemented in fiscal year 2000. The total receivable from the chief executive officer at December 31, 1999 was $24,127.

NOTE 5 -          PROPERTY AND EQUIPMENT
                           Property and equipment consists of the following at
                  December 31, 1999:


                                Equipment                                             $  174,370
                                Archived records                                         180,140
                                Automobile                                                 2,600
                                Office equipment                                           5,090
                                Accumulated depreciation                                 (34,248)
                                                                                      -------------

                                Property and equipment, net                           $  327,952
                                                                                      =============

                           Depreciation expense for the period ended December
                  31, 1999 was $34,248.

NOTE 6 -          NOTES PAYABLE
                           Notes payable at December 31, 1999 consists of the
                  following:


                  Unsecured promissory note payable to a stockholder due
                  May 14, 2000, with interest at 10% per annum.                                          $  15,000

                  Loan agreement with a stockholder due October 19, 2002,
                  with interest at 15%, collateralized by unissued shares of the Company's common
                  stock at the rate of $1.00 per share.                                                     18,000

                  Less current portion                                                                     (15,000)
                                                                                                         --------------

                  Long-term debt                                                                         $ 18,000
                                                                                                         ==============

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999

NOTE 6 -          NOTES PAYABLE (CONTINUED)

                           Principal maturities of long-term debt are as
                  follows:

                  Fiscal year ended December 31, 2002                                                    $ 18,000
                                                                                                         ============

NOTE 7 -          CAPITALIZATION
                           The capital stock of the corporation at December 31,
                  1999 was as follows:

                           Cumulative Convertible Preferred Stock, $20 par
                  value, 1,000,000 shares authorized. Dividends accrue annually at 15%, payable in cash or common shares. Each share of preferred stock must be held for a minimum of three years and after five years must either be repurchased by the Company at par value or converted into 10 shares of common stock at the discretion of the board of directors. There were no preferred shares outstanding at December 31, 1999.

                           Common Stock, $0.01 par value, 25,000,000 shares
                  authorized, 18,305,726 shares issued and outstanding at December 31, 1999.

NOTE 8 -          INCOME PER COMMON SHARE

                           The computations of basic and dilutive income per
                  share from continuing operations were as follows:


                  Income (loss) attributable to common shares                                   $ (116,704)

                  Weighted average common shares outstanding                                     7,887,771
                                                                                              ----------------

                  Basic and dilutive income (loss) per share                                    $    (0.01)
                                                                                              ================

NOTE 9 -          INCOME TAXES
                           The Company has incurred net operating losses since
                  inception and has a loss carryforward of approximately
                  $117,000 at December 31, 1999 expiring in years beginning in 2018. As of December 31, 1999, the Company had net deferred tax assets of $46,682. In accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes," a valuation

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999




NOTE 9 -          INCOME TAXES (CONTINUED)
                  allowance has been recognized to fully offset this asset due to the uncertainty of realizing the future benefit. The Company continually reviews the adequacy of the valuation allowance and will recognize the tax benefits of these assets only as assessment indicates that it is more likely than not that the benefits will be realized.

                           Significant components of the Company's net deferred
                  tax assets as of December 31, 1999 are as follows:

                        Deferred tax assets:
                           Net operating loss carryforward                               $      46,682
                           Valuation allowance                                                 (46,682)
                                                                                         -------------

                        Net deferred tax assets                                          $          --
                                                                                         =============

                           Deferred taxes reflect a combined federal and state
                  tax rate of approximately 40%. A reconciliation between the amount of federal and state income taxes, based on a forty percent (40%) tax rate, and the effective amount of income taxes based on continuing operations is as follows:

                        Statutory income taxes (refund)                                   $    (46,682)
                        Change in valuation allowance                                           46,682
                                                                                         -------------

                        Income tax expense charged to operations
                                                                                          $         --
                                                                                          ============

NOTE 10 -         ADVERTISING COSTS
                           The Company expenses advertising costs as incurred.
                  During the period ended December 31, 1999, the company expensed $314 in advertising costs.

NOTE 11 -         RELATED PARTY TRANSACTIONS
                           During the period, the Company accepted $2,000 in
                  loans from stockholders for which no promissory notes were executed. The Company agreed to pay these stockholders a flat interest fee equal to 15% of the loans. At December 31, 1999, the outstanding balance on these loans was $1,000.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 11 -         RELATED PARTY TRANSACTIONS (CONTINUED)
                           Interest expense relating to stockholder loans was
                  $1,582 for the period ended December 31, 1999.

                           On July 7, 1999, the Company entered into a
                  consulting agreement with Corporate Vision, Inc., whereby Corporate Vision will provide services valued at $300,000 to assist the Company in making an initial public offering in exchange for 3,750,000 shares of the Company's common stock. The valuation of the transaction is based on the fair value of the services as determined by the vendor and as specified in the consulting agreement. As a result of the stock issue, Corporate Vision, Inc. was the Company's second largest shareholder, owning 20% of the total common shares outstanding at

NOTE 12 -         COMMITMENTS AND CONTINGENCIES
                           On May 12, 1999, the Company entered into a
                  repurchase agreement with a stockholder, whereby the Company will repurchase up to 15,000 shares of its common stock at, the direction of the stockholder, at the greater of $1.50 per share or the market value on the date of repurchase. If the Company offers to redeem the shares and the stockholder elects to retain the shares, the agreement will become void six months after the offer date and will be replaced by a two year guarantee to repurchase the shares at $1.10 per share, regardless of market price. As disclosed in Note 3, the Company paid $1,000 to the stockholder to repurchase 667 shares, which had not been returned to the Company at December
                  31, 1999. At December 31, 1999, the stockholder held 13,833 shares that could be subject to this agreement.

                           The Company is obligated under a lease agreement for
                  its office facilities, which expires December 31, 2000, with an option to renew. The Company is also operating under a month-to-month lease for storage facilities. At December 31, 1999, there were no long-term lease commitments. The minimum lease obligation for the fiscal year ending December 31, 2000 is $2,810. Rent expense under all operating leases totaled $961 for the period ended December 31, 1999.

                           On October 8, 1999, the Company entered into an
                  agreement to purchase the distribution rights to a genealogical software package for $7,500. As of December 31, 1999, the Company had made an initial payment $1,000, with the entire purchase price payable at such time the master program and all pertinent files are delivered to the Company.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AChchivalCD, Inc.


By: /s/ DANIEL HAY                           Date: May 12, 2000
   -------------------------------------     -----------------------------------
   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               INDEX TO EXHIBITS


EXHIBIT NO.              DESCRIPTION
-----------              -----------
   5.1                   Opinion of Jackson L. Morris, Attorney at Law